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                                                                     EXHIBIT 22

                  SUBSIDIARIES OF THE ROTTLUND COMPANY, INC.


North Coast Mortgage, Inc.

Rottlund Homes of Florida, Inc.

Rottlund Homes of Iowa, Inc.

Rottlund Homes of Indiana, Inc.

Rottlund Homes of New Jersey, Inc.

Rottlund Homes of Indiana Limited Partnership